EXHIBIT 10.1
February 28, 2014

Mr. Peter M. Orser

Re:    Retention agreement

Dear Peter:

Reference is made to that certain Transaction Agreement, dated November 3, 2013, by and among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Real Estate Company, a Washington corporation (“WRECO”) and currently an indirect wholly owned subsidiary of Weyerhaeuser, TRI Pointe Homes, Inc., a Delaware corporation (“TRI Pointe”), and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of TRI Pointe (the “Transaction Agreement”). Pursuant to the Transaction Agreement, it is anticipated that WRECO will be divested through a Reverse Morris Trust transaction and ultimately become a wholly owned subsidiary of TRI Pointe (collectively, the “Transaction”).

1.    Duty of Loyalty and Fiduciary Responsibility. As part of the consideration for the benefits of this agreement, you agree to assist, support and fully cooperate with Weyerhaeuser and WRECO in all matters to effect the Transaction, and perform such tasks requested of you to bring about the closing of the Transaction. You recognize and agree that until the date of the closing of the Transaction, your exclusive duty of loyalty and fiduciary responsibility are to Weyerhaeuser and WRECO. Violations of the terms of these provisions will result in the forfeiture of any rights or entitlements to the Retention Bonus.

2.    Term. The term of this agreement shall commence on the date of this agreement and continue through November 3, 2014, unless the closing date of the Transaction (the “Closing Date”) occurs before that date. If the Closing Date has not occurred by November 3, 2014, this agreement shall expire as of that date and shall be null and void, and you will not be entitled to any portion of the Retention Bonus, unless Weyerhaeuser and you agree to extend and/or otherwise modify this agreement. Such extension and/or modification must be in writing and signed by the Senior Vice President, Human Resources of Weyerhaeuser.

3.    Retention Bonus. If you continue as an employee of WRECO until the Closing Date, you will be entitled to receive a one-time cash retention bonus in the amount of $460,000 (the “Retention Bonus”). If earned, the Retention Bonus shall be paid to you by Weyerhaeuser (or a subsidiary of Weyerhaeuser) in cash in a single lump sum, as soon as practicable following the Closing Date, but in no event after thirty (30) days from the Closing Date.

4.    Termination of Employment before Closing Date. Weyerhaeuser and WRECO retain the right to terminate your employment before the Closing Date for any reason. In the event of a termination for one of the following reasons (or otherwise for cause), you shall not be entitled to the Retention Bonus:
(A)    Willful and continued failure to perform substantially your duties with WRECO or Weyerhaeuser after written demand for substantial performance specifically identifying the manner in you have not substantially performed your duties;
(B)    Conviction of a felony; or
(C)    Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Weyerhaeuser or WRECO.

You also shall not be entitled to the Retention Bonus if you voluntarily terminate your employment before the Closing Date for any reason. If you are involuntarily terminated before the Closing Date and during the term set forth in Section 2, for a reason not specified in subparagraphs (A), (B) or (C) above (and not otherwise for cause), you will be eligible to receive the Retention Bonus set forth in Paragraph 3 as though the date of your termination had been the Closing Date; provided, however, that your entitlement to receipt of the Retention Bonus shall remain conditioned upon the closing of the Transaction.

5.    Tax Withholding. Weyerhaeuser (or a subsidiary of Weyerhaeuser) may withhold from any amounts payable under this agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.    Compliance with Section 409A. This Section 6 shall apply notwithstanding any other provision of this agreement. This agreement is intended to be exempt from Section 409A of the Internal Revenue Code. To the extent that rights or payments under this agreement are determined to be subject to Section 409A, the agreement shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Weyerhaeuser and you agree to make any amendments to this agreement that may be required to accomplish such compliance. If you are a “specified employee” under Section 409A, any payments to you on account of your termination of employment will be postponed for six months from the date of your termination of employment, to the extent required by Section 409A.

7.    Governing Law; Venue. To the extent not preempted by the laws of the United States, Washington law shall govern this agreement, notwithstanding its choice of law rules. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any action or dispute arising out of or relating to this agreement and agrees that all claims in respect of such action or dispute may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or dispute so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

8.    Miscellaneous. Nothing contained herein shall obligate Weyerhaeuser or WRECO, or any other subsidiary or affiliate of Weyerhaeuser or WRECO, to close the Transaction.

Please acknowledge your acceptance of the terms and conditions stated in this agreement by signing below.

Very truly yours,

WEYERHAEUSER COMPANY

/s/ Denise M. Merle

By: Denise M. Merle
Senior Vice President, Human Resources

AGREED AND ACCEPTED:

/s/ Peter M. Orser                Date:     2/28/14
Peter M. Orser